Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-185192) and related Prospectus of Sunoco Logistics Partners L.P. pertaining to equity securities of Sunoco Logistics Partners L.P. (as issuer of common units representing limited partnership interests) and debt of Sunoco Logistics Partners Operations L.P. (as issuer of debt securities), and in the Registration Statement (Form S-8 No. 333-96897) pertaining to the Sunoco Partners LLC Long-Term Incentive Plan of Sunoco Logistics Partners L.P. of our reports dated March 1, 2013, with respect to the consolidated financial statements of Sunoco Logistics Partners L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.
/s/ Ernst &Young LLP
Philadelphia, Pennsylvania
February 27, 2014